www.pplnewsroom.com
Exhibit 99.1

Contacts:	For news media - George Biechler, 610-774-5997
For financial analysts - Tim Paukovits, 610-774-4124
PPL Corporation
Two North Ninth St.
Allentown, PA 18101
Fax 610-774-5281

PPL Corporation Reports Record Earnings for 2006;
Reaffirms 2007 Earnings Forecast

ALLENTOWN, Pa. (Feb. 1, 2007) ― PPL Corporation (NYSE: PPL) on Thursday (2/1) reported a 27 percent increase in 2006 earnings per share compared with 2005. PPL’s reported 2006 earnings were a record $2.25 per share compared with $1.77 per share in 2005. Excluding unusual items, PPL’s earnings from ongoing operations for 2006 also were a company record, at $2.22 per share, or 7 percent higher than the $2.08 per share from ongoing operations in 2005.

Major factors contributing to the earnings increase in 2006 were higher realized wholesale energy margins in PPL’s domestic supply business, reflecting increased contract prices and improved performance of the company’s energy marketing operations, and stronger results from PPL’s electricity delivery companies in the United Kingdom and Latin America.

“While we are very pleased that we achieved record earnings in 2006, our financial performance was negatively affected by some unexpected plant outages that reduced the availability of our generation fleet and by the impact of milder weather compared with 2005,” said James H. Miller, PPL’s chairman, president and chief executive officer.

“We have taken the appropriate steps to improve the availability of our generation fleet, and we are reaffirming our 2007 earnings forecast of $2.30 to $2.40 per share,” Miller said. The midpoint of this forecast represents a 6 percent increase compared with 2006 per share earnings from ongoing operations. The company continues to forecast 2010 earnings per share of $3.50, reflecting attractive forward energy prices, improving electricity market fundamentals and the benefits of a diversified fleet of generation assets, supported by the stable performance of its regulated domestic and international electricity delivery businesses.

2006 Earnings Results

The major factor contributing to PPL’s record earnings in 2006 was higher realized wholesale energy margins in the eastern and western U.S. compared with a year ago. This improvement was primarily due to increased average wholesale prices and the 8.4 percent increase in the sale prices under the energy supply contract in Pennsylvania between PPL EnergyPlus and PPL Electric Utilities, and higher hydroelectric generation output, combined with the success of the company’s energy marketing operations in capturing additional margins. Other key positive earnings factors in 2006 were higher energy delivery margins in the United Kingdom and Latin America and gains recognized from the planned ongoing liquidation of certain U.K. subsidiaries not related to the electricity delivery business.

Partially offsetting the positive earnings contributors for PPL in 2006 were: increased operation and maintenance expenses; lower synfuel earnings; lower generation output from PPL’s nuclear and coal-fired plants; higher U.S. income taxes; and lower electricity delivery margins in the Pennsylvania delivery business segment due to milder weather in 2006 compared with 2005.

Following strong operational performance of the generation fleet over the prior four years, PPL’s coal and nuclear fleet experienced increased unplanned outages during 2006, primarily during the fourth quarter including an outage to address control rod friction issues at Unit 2 of the Susquehanna nuclear power plant in Pennsylvania. The issues related to the coal plants have been addressed, and improved performance is expected in 2007 and beyond. An outage to address the remaining control rod friction issues at Susquehanna Unit 1 is planned for 2007, and the expected financial impact of this outage has been included in the company’s 2007 earnings forecast.

Unusual charges and credits for 2006 resulted in a net benefit of $0.03 per share.

The following unusual credits were recorded in 2006, totaling $0.11 per share: $0.05 per share related to PPL’s ability to use a portion of the assets in an existing trust fund to offset certain medical costs as permitted by new federal legislation; $0.03 per share related to a reserve adjustment in the recovery of PPL’s claims in the Enron bankruptcy; $0.02 per share for a reduction in projected off-site remediation costs of the ash basin leak at the Martins Creek power plant in eastern Pennsylvania; and $0.01 per share from the reduction in a reserve related to a PJM Interconnection, LLC (PJM) billing dispute. During the fourth quarter of 2006, a substantial portion of the original $0.07 per share reserve for the PJM billing dispute was transferred from the company’s Pennsylvania delivery business segment to the supply business segment, based on the energy supply agreements between entities in these business segments.

Unusual charges recorded in 2006, totaling $0.08 per share, included: $0.04 per share related to the sale of PPL’s 50 percent interest in the Griffith power plant in Arizona; $0.02 per share related to the reversal of a regulatory action in connection with costs incurred from Hurricane Isabel in 2003; $0.01 per share for the impairment of PPL’s synfuel assets; and $0.01 per share for workforce reductions at PPL’s Susquehanna nuclear plant.

During 2005, PPL recorded unusual items that resulted in net charges of $0.31 per share. (See tables near the end of this news release for further details.)

(Dollars in millions, except for per share amounts)

	2006	2005	% Change
Reported Earnings	$868	$678	+28.0%
Reported Earnings per Share	$2.25	$1.77	+27.1%
Earnings from Ongoing Operations	$858	$798	+7.5%
Per Share Earnings from Ongoing Operations	$2.22	$2.08	+6.7%

Reported earnings are calculated in accordance with U.S. generally accepted accounting principles (GAAP). Earnings from ongoing operations is a non-GAAP financial measure that excludes unusual items.

Fourth-Quarter 2006 Earnings Results

For the fourth quarter of 2006, PPL announced reported earnings of $0.47 per share, a $0.01 per share decline from the same period of 2005. During the fourth quarter of 2006, the company recorded an unusual credit of $0.01 per share from the reduction in the reserve related to the PJM billing dispute. The company also recorded an unusual charge of $0.01 per share in the quarter for workforce reductions at its Susquehanna nuclear plant. The company recorded $0.04 per share of unusual charges in the fourth quarter of 2005. (See tables for details.)

The company’s earnings from ongoing operations for the fourth quarter of 2006 were $0.47 per share, a decline of $0.05 per share compared with the fourth quarter of 2005.

(Dollars in millions, except for per share amounts)

	4Q 2006	4Q 2005	% Change
Reported Earnings	$181	$185	-2.2%
Reported Earnings per Share	$0.47	$0.48	-2.1%
Earnings from Ongoing Operations	$180	$201	-10.4%
Per Share Earnings from Ongoing Operations	$0.47	$0.52	-9.6%

2006 Earnings by Business Segment

The following chart shows earnings contributions from PPL’s business segments for the year and for the fourth quarter of 2006, compared with the same periods of 2005.

	Year		4th Quarter
	2006	2005	2006	2005

	(per share)		(per share)

Earnings from Ongoing Operations

Supply	$1.15	$1.05	$0.27	$0.23
Pennsylvania Delivery	0.38	0.47	0.07	0.13
International Delivery	0.69	0.56	0.13	0.16
Total	$2.22	$2.08	$0.47	$0.52

Unusual Items

Supply	$(0.06)	$(0.24)	$(0.06)	$(0.04)
Pennsylvania Delivery	0.09	(0.07)	0.06	-
International Delivery	-	-	-	-
Total	$0.03	$(0.31)	$-	$(0.04)

Reported Earnings

Supply	$1.09	$0.81	$0.21	$0.19
Pennsylvania Delivery	0.47	0.40	0.13	0.13
International Delivery	0.69	0.56	0.13	0.16
Total	$2.25	$1.77	$0.47	$0.48

2006 Key Earnings Factors by Business Segment

Supply Segment
PPL’s supply business segment primarily consists of the domestic energy generation and marketing operations of PPL Energy Supply.

Per share earnings from ongoing operations for PPL’s supply business segment in 2006 increased by 10 percent. Higher realized wholesale energy margins in the eastern and western U.S. were the major contributors.

These higher margins were primarily due to increased average wholesale prices and the 8.4 percent increase in the sale prices under the energy supply contract in Pennsylvania between PPL EnergyPlus and PPL Electric Utilities, and higher hydroelectric generation output, combined with the success of the company’s energy marketing operations in capturing additional margins.

Partially offsetting the positive factors were lower synfuel earnings, due to lower production and the projected phaseout of synfuel tax credits tied to the high price of oil; increased operation and maintenance expenses at PPL’s power plants; and lower nuclear and coal-fired generation output.

In the fourth quarter of 2006, per share earnings from ongoing operations for PPL’s supply business segment increased by 17 percent compared with the same period of 2005. Higher realized and unrealized wholesale energy margins in the eastern U.S., primarily driven by the same factors as those identified for the year, were partially offset by higher income taxes and lower nuclear and coal-fired generation output.

Pennsylvania Delivery Segment
PPL’s Pennsylvania delivery business segment includes the regulated electric and gas delivery operations of PPL Electric Utilities and PPL Gas Utilities.

Per share earnings from ongoing operations for PPL’s Pennsylvania delivery business segment in 2006 decreased by 19 percent compared with 2005. Major contributing factors to this decline were increased tree trimming, storm restoration and other operation and maintenance expenses, and lower delivery margins, the latter due to milder weather in 2006 compared with 2005.

In the fourth quarter of 2006, per share earnings from ongoing operations for PPL’s Pennsylvania delivery business segment declined by 46 percent compared with the same period of 2005 due to higher income taxes and lower delivery margins, the latter due to milder weather in 2006 compared with 2005.

International Delivery Segment
PPL’s international delivery business segment includes regulated electricity distribution companies in the United Kingdom and Latin America.

Per share earnings from ongoing operations for PPL’s international delivery business segment in 2006 increased by 23 percent compared with 2005. Major earnings contributors were higher delivery margins in the U.K. and Latin America and gains recognized from the planned ongoing liquidation of certain U.K. subsidiaries not related to the electricity delivery business. Partially offsetting the positive earnings contributors were higher operation and maintenance expenses in the U.K. and Chile.

In the fourth quarter of 2006, per share earnings from ongoing operations for PPL’s international delivery business segment decreased by 19 percent compared with the same period of 2005. Results benefited from higher electricity delivery margins in the U.K. and Chile, which were more than offset by higher U.S. income taxes and higher operation and maintenance expenses in the U.K. and Chile.

2007 Earnings Forecast by Business Segment

Earnings from Ongoing Operations (per share)	2007 (forecast)		2006 (actual)
	Low	High

Supply	$1.40	$1.46	$1.15
Pennsylvania Delivery	0.37	0.39	0.38
International Delivery	0.53	0.55	0.69
Total	$2.30	$2.40	$2.22

Supply Segment
PPL projects significantly higher earnings in its supply business segment in 2007 compared with 2006. Based on current forward energy prices and hedges already in place, PPL is projecting higher energy margins, driven primarily by the replacement of expiring fixed-price supply obligations with higher-margin wholesale energy contracts, and an increase in generation prices under the Pennsylvania Public Utility Commission (PUC)-approved provider of last resort (POLR) contract between PPL Electric Utilities and PPL EnergyPlus for customers who choose not to shop for an energy supplier.

While the company expects improved baseload power plant performance in 2007, this performance will be somewhat offset by the retirement in September of two coal units at the Martins Creek power plant in Pennsylvania and by more planned outages, including the Susquehanna Unit 1outage to address the remaining control rod friction issues. The company believes these planned outages will improve the overall long-term reliability of PPL’s generation fleet. PPL also expects a modest increase in fuel-related expenses and increased operation and maintenance expenses. The 2007 earnings forecast includes $0.10 per share in fully hedged synfuel earnings.

Pennsylvania Delivery Segment
PPL expects the Pennsylvania delivery business segment to have flat earnings in 2007, with modest load growth being offset by increased operation and maintenance expenses.

International Delivery Segment
PPL projects the earnings from its international delivery business segment to decline in 2007 compared with 2006. Higher delivery margins, due to higher unit sales in Latin America and higher unit prices in the U.K., are expected to be offset by increased operating expenses in the majority of these delivery businesses and a significantly higher effective tax rate in the U.K. due to the favorable resolution of several tax-related items in 2006. In addition, PPL does not expect gains from the sale or liquidation of U.K. non-electricity delivery businesses to continue at the same level in 2007 as occurred in 2006.

2008 Earnings Forecast

PPL expects moderate earnings growth in 2008 compared with 2007, despite the expiration of synfuel credits at the end of 2007. Excluding the projected $0.10 of synfuel tax credit earnings for 2007, PPL projects growth of at least 5 percent in 2008, based on the midpoint of its 2007 forecast. This growth is driven by the continued expansion of the company’s domestic energy marketing operations, continued improvement in baseload power plant performance, and a modest increase in revenues from its Pennsylvania delivery business segment. As previously announced, PPL Electric Utilities plans to ask the PUC to approve an increase in its electric distribution rates beginning in 2008. These earnings contributors are expected to be partially offset by higher fuel and operation and maintenance expenses.

Credit Profile and Liquidity Position

PPL’s equity to total capitalization ratio as of Dec. 31, 2006, was 41 percent, up from 38 percent a year ago, using debt and equity as presented on PPL’s balance sheet. The company’s adjusted equity to total capitalization ratio, which excludes $605 million of transition bonds and $2.7 billion of debt from its international affiliates, all of which is non-recourse to PPL, was 55 percent, up from 51 percent a year ago.

At Dec. 31, 2006, PPL had $3 billion of available capacity under its $3.4 billion of bank credit facilities. The following table reflects PPL’s projected free cash flow before dividends for 2007 and the actual cash flows for 2006.

Free Cash Flow before Dividends
(millions of dollars)	2007 (forecast)	2006 (actual)

Cash from operations	$1,642	$1,758

(Decrease)/Increase in cash due to:
Transition bond repayments	(294)	(282)
Capital expenditures	(1, 732)	(1,394)
Other investing activities	130	85
Total	$(254)	$167

The forecasted change in cash from operations between the years is primarily due to a change in working capital. Cash from operations in 2006 benefited from working capital changes that are expected to reverse in 2007. The increased capital expenditures in 2007 are driven primarily by the continuing construction of pollution-control equipment at the Montour and Brunner Island power plants in Pennsylvania.

PPL is continuing the construction of $1.5 billion in pollution-control equipment at coal-fired power plants in Pennsylvania, including sulfur dioxide scrubbers at both units of its Montour power plant and at all three units of its Brunner Island power plant. The scrubbers for both Montour units and Unit 3 at Brunner Island are expected to be in service during 2008, and the scrubber for Units 1 and 2 at Brunner Island is expected to be in service during 2009. Scrubber construction is expected to be completed on budget and on schedule.

PPL plans to finance its capital expenditure program, including this pollution-control equipment, with cash from operations and the issuance of debt and hybrid securities. The company has no plans to issue any common stock to fund its current capital expenditure program and, based on its current business plan, expects to initiate a repurchase of a portion of its common stock by the beginning of 2009.

 Long-Term Outlook

Miller expressed his confidence in PPL’s ability to achieve its 2010 earnings forecast of $3.50 per share. “Our forecast of earnings per share in 2010 reflects our current view of 2010 forward energy prices, fuel and emission allowance prices, fuel transportation costs and other costs associated with operating the business and depends on our ability to execute new energy contracts at those 2010 forward prices,” he said.

The 2010 forecast incorporates the following key growth elements:

•	Significant increases in margins from wholesale electricity sales upon the expiration, at the end of 2009, of PPL EnergyPlus’ long-term POLR contract with PPL Electric Utilities.
•	Completion of planned capacity increases at several existing generating facilities.
•	Anticipated benefits from the installation of scrubbers at the Montour and Brunner Island coal-fired power plants.

While PPL cannot predict the level of future energy prices, Miller stated that underlying forces ― such as rising fuel costs, and, especially, declining generation reserve margins in the PJM Interconnection, combined with the rapidly escalating costs for new base load generation ― suggest that 2010 energy prices will be higher than the prices now being received by PPL EnergyPlus under its long-term contract with PPL Electric Utilities. PPL EnergyPlus has made significant progress in layering in sales contracts for 2010, along with longer-term fuel supply arrangements, and the prices in those contracts are consistent with the market price assumptions in PPL’s long-term outlook.

When the POLR contract between PPL EnergyPlus and PPL Electric Utilities expires at the end of 2009, PPL Electric Utilities will be required to purchase energy supply for POLR customers on the open market in accordance with a process to be approved by the PUC. In this regard, PPL Electric Utilities has filed a plan with the PUC detailing how it proposes to acquire POLR supply after 2009. That plan is currently before a PUC administrative law judge, pending a recommended decision. At current forward market prices, customer rates could increase by about 20 percent in 2010.

Miller said PPL expects that the growth rate of its common stock dividend over the next few years will continue to exceed the growth rate in the company’s earnings per share and, therefore, result in a dividend payout ratio above 50 percent after 2006. PPL increased the annualized dividend rate on its common stock to $1.10 per share, effective with the April 1, 2006 dividend payment. The current annual dividend rate equates to a 47 percent payout ratio based on the midpoint of the company’s 2007 earnings forecast.

PPL Corporation (NYSE: PPL), headquartered in Allentown, Pa., controls more than 11,000 megawatts of generating capacity in the United States, sells energy in key U.S. markets and delivers electricity to more than 5 million customers in Pennsylvania, the United Kingdom and Latin America. More information is available at www.pplweb.com.

###

(Note: All references to earnings per share in the text and tables of this news release are stated in terms of diluted earnings per share.)

PPL invites interested parties to listen to the live Webcast of management’s teleconference with financial analysts about year-end and fourth-quarter 2006 financial results at 9 a.m. EST Thursday, Feb. 1. The meeting is available online live, in audio format, along with slides of the presentation, on PPL’s Web site: www.pplweb.com. The Webcast will be available for replay on the PPL Web site for 30 days. Interested individuals also can access the live conference call via telephone at 913-981-5533.

PPL CORPORATION AND SUBSIDIARY COMPANIES
CONDENSED CONSOLIDATED FINANCIAL INFORMATION (UNAUDITED) (a)

Condensed Consolidated Balance Sheet
(Millions of Dollars)

	Dec. 31, 2006 (b)	Dec. 31, 2005(c)

Assets
Cash and cash equivalents	$794	$555
Other current assets	2,850	2,355
Investments	564	508
Property, plant and equipment
Electric plant	19,395	17,977
Gas and oil plant	373	349
Other property	311	289

	20,079	18,615
Less: accumulated depreciation	8,010	7,699

	12,069	10,916
Recoverable transition costs	884	1,165
Goodwill and other intangibles	1,511	1,482
Regulatory and other assets	1,072	945

Total assets	$19, 744	$17,926

Liabilities and Equity
Short-term debt (including current portion of long-term debt)	$1,149	$1,340
Other current liabilities	2,199	2,014
Long-term debt (less current portion)	6,728	6,044
Deferred income taxes and investment tax credits	2,328	2,197
Other noncurrent liabilities	1,857	1,806
Minority interest	60	56
Preferred securities of a subsidiary	301	51
Earnings reinvested	2,629	2,182
Common stock and capital in excess of par value	2,814	2,768
Accumulated other comprehensive loss	(321)	(532)

Total liabilities and equity	$19,744	$17,926

(a)
The Financial Statements in this news release have been condensed and summarized for purposes of this presentation. Please refer to PPL Corporation's periodic filings with the Securities and Exchange Commission for full financial statements, including note disclosure.

(b)
Reflects implementation of Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined
Benefit Pension and Other Post-Retirement Plans, an Amendment of FASB Statements No. 87, 88, 106 and 132 (R).”
This increased assets by $158 million, increased liabilities by $358 million and decreased equity by $200 million.

(c)	Certain amounts have been reclassified to conform to the current year presentation.

Condensed Consolidated Income Statement
(Millions of Dollars, Except per Share Data)

	3 Months Ended Dec. 31,		Year Ended Dec. 31,

	2006(a)	2005(a)(b)	2006(a)	2005(a)(b)

Operating Revenues
Utility	$1,146	$1,095	$4,573	$4,329
Unregulated retail electric	23	28	91	101
Wholesale energy marketing	368	226	1,532	1,091
Net energy trading margins	9	(1)	35	32
Energy-related businesses	178	146	668	626

	1,724	1,494	6,899	6,179

Operating Expenses
Fuel and energy purchases	528	419	2,219	1,807
Other operation and maintenance	392	377	1,411	1,407
Amortization of recoverable transition costs	72	69	282	268
Depreciation	120	105	446	420
Taxes, other than income	68	65	282	279
Energy-related businesses	191	163	660	649

	1,371	1,198	5,300	4,830

Operating Income	353	296	1,599	1,349
Other Income - net	11	6	74	29
Interest Expense	117	121	482	508

Income from Continuing Operations Before
Income Taxes, Minority Interest and
Dividends on Preferred Securities of a Subsidiary	247	181	1,191	870
Income Taxes	59	(16)	278	122
Minority Interest	3	2	11	7
Dividends on Preferred Securities of a Subsidiary	4	0	14	2

Income from Continuing Operations	181	195	888	739
Loss from Discontinued Operations (net of income taxes)	0	2	20	53

Income Before Cumulative Effect of a Change in
Accounting Principle	181	193	868	686
Cumulative Effect of a Change in Accounting
Principle (net of income taxes)	0	(8)	0	(8)

Net Income	$181	$185	$868	$678

Earnings per share of common stock - basic
Earnings from ongoing operations	$0.48	$0.53	$2.25	$2.10
Unusual items	0.00	(0.04)	0.03	(0.31)

Net Income	$0.48	$0.49	$2.28	$1.79

Earnings per share of common stock - diluted
Earnings from ongoing operations	$0.47	$0.52	$2.22	$2.08
Unusual items	0.00	(0.04)	0.03	(0.31)

Net Income	$0.47	$0.48	$2.25	$1.77

Average shares outstanding (thousands)
Basic	382,060	379,723	380,754	379,132
Diluted	388,110	384,959	386,769	383,737

(a)
Earnings in the 2006 and 2005 periods were impacted by several unusual items, as described in the text and tables of this news release. Earnings from ongoing operations excludes the impact of these unusual items.

(b)	Certain amounts have been reclassified to conform to the current year presentation.

Condensed Consolidated Statements of Cash Flows
(Millions of Dollars)

	Year Ended Dec. 31,
	2006	2005
Cash Flows from Operating Activities

Net income	$868	$678
Adjustments to reconcile net income to net cash provided by operating activities:
Pre-tax loss from the sale of the Sundance plant	0	72
Pre-tax loss from the sale of interest in the Griffith plant	39	0
Depreciation	446	423
Amortization-recoverable transition costs and other	309	298
Deferred income taxes (benefits) and investment tax credits	(22)	(66)
Pension and other postretirement benefits	(115)	(41)
Realization of benefits related to Black Lung Trust assets	(36)	0
Accrual for remediation of ash basin leak	(11)	32
Changes in working capital	161	(91)
Other	119	83
Net cash provided by operating activities	1,758	1,388

Cash Flows from Investing Activities

Expenditures for property, plant and equipment	(1,394)	(811)
Proceeds from the sale of the Sundance plant	0	190
Proceeds from the sale of interest in the Griffith plant	110	0
Net purchases of emission allowances	(30)	(105)
Net (purchases) sales of short-term investments	(296)	2
Other investing activities	(7)	(55)
Net cash used in investing activities	(1,617)	(779)

Cash Flows from Financing Activities

Net issuances (retirements) of long-term debt	450	(524)
Payment of common stock dividends	(411)	(347)
Net (decrease) increase in short-term debt	(173)	184
Issuance of preference stock, net of issuance costs	245	0
Other financing activities	(16)	11
Net cash provided by (used in) financing activities	95	(676)

Effect of Exchange Rates on Cash and Cash Equivalents	3	6

Net Increase (Decrease) in Cash and Cash Equivalents	239	(61)
Cash and cash equivalents at beginning of year	555	616
Cash and cash equivalents at end of year	$794	$555

Free Cash Flow Before Dividends: (a)

Cash Flows from Operating Activities	$1,758	$1,388

(Decrease) Increase in cash due to:
Transition bond repayments	(282)	(272)
Capital expenditures	(1,394)	(811)
Other investing activities	85	64
	$167	$369

(a)	“Free Cash Flow Before Dividends” is a non-GAAP financial measure and its use is discussed in the text at the end of this news release.

Key Indicators

Financial

	Year Ended Dec. 31, 2006	Year Ended Dec. 31, 2005

Dividends declared per share	$1.10	$0.96
Book value per share (a)	$13.30	$11.62
Market price per share (a)	$35.84	$29.40
Dividend yield (a)	3.1%	3.3%
Dividend payout ratio (b)	49%	54%
Dividend payout ratio - earnings from ongoing operations (b)(c)	50%	46%
Price/earnings ratio (a)(b)	15.9	16.6
Price/earnings ratio - earnings from ongoing operations (a)(b)(c)	16.1	14.1
Return on average common equity	17.87%	15.65%
Return on average common equity - earnings from ongoing operations (c)	17.47%	18.16%

(a)	End of period.
(b)	Based on diluted earnings per share.
(c)	Calculated using earnings from ongoing operations, which excludes the impact of unusual items, as described in the text and tables of this news release.

2006 Reconciliation of Business Segment Earnings from Ongoing Operations and Reported Earnings (Diluted)

4th Quarter 2006	(millions of dollars)				(per share)

	Supply	PA Delivery	Int'l Delivery	Total	Supply	PA Delivery	Int'l Delivery	Total

Earnings from Ongoing Operations	$102	$29	$49	$180	$0.27	$0.07	$0.13	$0.47
Unusual Items
PJM billing dispute	(18)	21		3	(0.05)	0.06		0.01
Sale of interest in Griffith plant	1			1	0.00			0.00
Susquehanna workforce reduction	(3)			(3)	(0.01)			(0.01)
Total unusual items	(20)	21	0	1	(0.06)	0.06	0.00	0.00
Reported earnings	$82	$50	$49	$181	$0.21	$0.13	$0.13	$0.47

Year to date Dec. 31, 2006	(millions of dollars)				(per share)

	Supply	PA Delivery	Int'l Delivery	Total	Supply	PA Delivery	Int'l Delivery	Total

Earnings from Ongoing Operations	$445	$146	$267	$858	$1.15	$0.38	$0.69	$2.22
Unusual Items
Off-site remediation of ash basin leak (Q1, '06; Q2, '06)	6			6	0.02			0.02
Enron reserve adjustment (Q1, '06; Q2, '06)	11		1	12	0.03			0.03
Sale of interest in Griffith (Q2, '06; Q4, '06)	(16)			(16)	(0.04)			(0.04)
Synfuels impairment (Q2, '06)	(6)			(6)	(0.01)			(0.01)
Reversal of cost recovery - Hurricane Isabel (Q3, '06)		(7)		(7)		(0.02)		(0.02)
Realization of benefits related to Black Lung Trust assets (Q3, '06)		21		21		0.05		0.05
PJM billing dispute (Q4, '06)	(18)	21		3	(0.05)	0.06		0.01
Susquehanna workforce reduction (Q4, '06)	(3)			(3)	(0.01)			(0.01)
Total unusual items	(26)	35	1	10	(0.06)	0.09	0.00	0.03
Reported earnings	$419	$181	$268	$868	$1.09	$0.47	$0.69	$2.25

2005 Reconciliation of Business Segment Earnings from Ongoing Operations and Reported Earnings (Diluted)
4th Quarter 2005	(millions of dollars)				(per share)

	Supply	PA Delivery	Int'l Delivery	Total	Supply	PA Delivery	Int'l Delivery	Total

Earnings from Ongoing Operations	$89	$49	$63	$201	$0.23	$0.13	$0.16	$0.52
Unusual Items
Off-site remediation of ash basin leak (Q4, '05)	(8)			(8)	(0.02)			(0.02)
Conditional asset retirement obligation (Q4, '05)	(8)			(8)	(0.02)			(0.02)
Total unusual items	(16)	0	0	(16)	(0.04)	0.00	0.00	(0.04)
Reported earnings	$73	$49	$63	$185	$0.19	$0.13	$0.16	$0.48

Year to date Dec. 31, 2005	(millions of dollars)				(per share)

	Supply	PA Delivery	Int'l Delivery	Total	Supply	PA Delivery	Int'l Delivery	Total
Earnings from Ongoing Operations	$402	$181	$215	$798	$1.05	$0.47	$0.56	$2.08
Unusual Items
PJM billing dispute (Q1, '05)		(27)		(27)		(0.07)		(0.07)
NorthWestern litigation (Q1, '05)	(6)			(6)	(0.02)			(0.02)
Sale of Sundance (Q2, '05)	(47)			(47)	(0.12)			(0.12)
Stock-based compensation adjustment (Q1, '05)	(3)	(2)		(5)	(0.01)			(0.01)
Off-site remediation of ash basin leak (Q3, '05; Q4, '05)	(27)			(27)	(0.07)			(0.07)
Conditional asset retirement obligation (Q4, '05)	(8)			(8)	(0.02)			(0.02)
Total unusual items	(91)	(29)	0	(120)	(0.24)	(0.07)	0.00	(0.31)
Reported earnings	$311	$152	$215	$678	$0.81	$0.40	$0.56	$1.77

Operating - Domestic and International Electricity Sales

(millions of kwh)
	3 Months Ended Dec. 31				Year Ended Dec. 31

	2006	2005	Percent Change		2006	2005	Percent Change

Domestic Retail
Delivered (a)(b)	8,607	8,968	(4.0%	)	36,683	37,358	(1.8%	)
Supplied (b)	9,111	9,475	(3.8%	)	38,810	39,413	(1.5%	)

International delivered
United Kingdom	7,001	7,219	(3.0%	)	28,776	28,884	(0.4%	)
Latin America	1,153	1,065	8.3%		4,576	4,262	7.4%

Domestic Wholesale
East	4,371	5,190	(15.8%	)	19,381	21,052	(7.9%	)
West
NorthWestern Energy	838	835	0.4%		3,356	3,326	0.9%
Other Montana	2,237	2,239	(0.1%	)	9,388	8,148	15.2%
PPL EnergyPlus	178	306	(41.8%	)	707	1,242	(43.1%	)

(a)	Electricity delivered to retail customers represents the kilowatt-hours delivered to customers within PPL Electric Utilities Corporation’s service territory.
(b)	Certain amounts have been reclassified to conform to the current year presentation.

“Earnings from ongoing operations” excludes the impact of unusual items. Earnings from ongoing operations should not be considered as an alternative to reported earnings, or net income, which is an indicator of operating performance determined in accordance with generally accepted accounting principles (GAAP). PPL believes that earnings from ongoing operations, although a non-GAAP measure, is also useful and meaningful to investors because it provides them with PPL’s underlying earnings performance as another criterion in making their investment decisions. PPL’s management also uses earnings from ongoing operations in measuring certain corporate performance goals. Other companies may use different measures to present financial performance.

“Free cash flow before dividends” is derived by deducting capital expenditures and certain other investing activities, as well as the repayment of transition bonds, from cash flow from operations. (Other investing activities are adjusted to exclude the purchases and sales of short-term investments and changes in restricted cash.) Free cash flow before dividends should not be considered as an alternative to cash flow from operations, which is determined in accordance with GAAP. PPL believes that free cash flow before dividends is an important measure to both management and investors because it is an indicator of the company’s ability to sustain operations and growth without additional outside financing beyond the requirement to fund maturing debt obligations. Other companies may calculate free cash flow before dividends in a different manner.

“Equity to total capitalization ratio” includes as equity minority interest and preferred stock, as well as all of the components of common equity as presented on the balance sheet. Total capitalization is calculated as equity plus short-term debt plus long-term debt as presented on the balance sheet.

“Adjusted equity to total capitalization ratio” excludes transition bonds issued by PPL Transition Bond Company, LLC, under the Pennsylvania Electricity Generation Customer Choice and Competition Act and excludes debt of international affiliates, which are non-recourse to PPL. The adjusted equity to total capitalization ratio should not be considered as an alternative to an equity to total capitalization ratio using debt and equity balances as reflected on the balance sheet. PPL believes that this adjusted equity ratio is useful to investors because it provides them with another indicator of credit quality. The adjusted equity to total capitalization ratio focuses primarily on debt that is recourse to PPL, whether the debt is on or off balance sheet. Other companies may present adjusted equity ratios in a different manner.

Statements contained in this news release, including statements with respect to future earnings, energy prices, margins and sales, growth rates, revenues, expenses, cash flows, cash from operations, dividends, credit profile, financing, capital additions and expenditures, and generating capacity and availability, are “forward-looking statements” within the meaning of the federal securities laws. Although PPL Corporation believes that the expectations and assumptions reflected in these forward-looking statements are reasonable, these statements involve a number of risks and uncertainties, and actual results may differ materially from the results discussed in the statements. The following are among the important factors that could cause actual results to differ materially from the forward-looking statements: market demand and prices for energy, capacity and fuel; market prices for crude oil and the potential impact on synthetic fuel operations, synthetic fuel purchases from third parties and the phaseout of synthetic fuel credits; weather conditions affecting generation production, customer energy usage and operating costs; competition in retail and wholesale power markets; liquidity of wholesale power markets; the effect of any business or industry restructuring; the profitability and liquidity, including access to capital markets and credit facilities, of PPL Corporation and its subsidiaries; new accounting requirements or new interpretations or applications of existing requirements; operation and availability of existing generation facilities and operating costs; transmission and distribution system conditions and operating costs; current and future environmental conditions and requirements and the related costs of compliance, including environmental capital expenditures and emission allowance and other expenses; significant delays in the planned installation of pollution control equipment at certain coal-fired generating units in Pennsylvania because of weather conditions, contractor performance or other reasons; market prices of commodity inputs for ongoing capital expenditures; collective labor bargaining negotiations; development of new projects, markets and technologies; performance of new ventures; asset acquisitions and dispositions; political, regulatory or economic conditions in states, regions or countries where PPL Corporation or its subsidiaries conduct business; any impact of hurricanes or other severe weather on PPL Corporation’s business, including any impact on fuel prices; receipt of necessary governmental permits, approvals and rate relief; new state, federal or foreign legislation, including new tax legislation; state, federal and foreign regulatory developments; the impact of any state, federal or foreign investigations applicable to PPL Corporation and its subsidiaries and the energy industry; capital markets conditions, including changes in interest rates, and decisions regarding capital structure; stock price performance of PPL Corporation; the market prices of equity securities and the impact on pension costs and resultant cash funding requirements for defined benefit pension plans; securities and credit ratings; foreign currency exchange rates; the outcome of litigation against PPL Corporation and its subsidiaries; potential effects of threatened or actual terrorism or war or other hostilities; and the commitments and liabilities of PPL Corporation and its subsidiaries. Any such forward-looking statements should be considered in light of such important factors and in conjunction with PPL Corporation’s Form 10-K and other reports on file with the Securities and Exchange Commission.
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Note to Editors: Visit PPL’s media Web site at www.pplnewsroom.com for additional news and background about the corporation and its subsidiaries.